Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2022 Second Quarter Results

BATON ROUGE, LA / ACCESSWIRE / July 26, 2022 / Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended June 30, 2022. Investar reported net income of $9.4 million, or $0.92 per diluted common share, for the second quarter of 2022, compared to net income of $10.1 million, or $0.97 per diluted common share, for the quarter ended March 31, 2022, and net income of $5.7 million, or $0.53 per diluted common share, for the quarter ended June 30, 2021.

On a non-GAAP basis, core earnings per diluted common share for the second quarter of 2022 were $0.62 compared to $0.68 for the first quarter of 2022 and $0.53 for the second quarter of 2021. Core earnings exclude certain non-operating items including, but not limited to, gain on call or sale of investment securities, change in the fair value of equity securities, swap termination fee income, and acquisition expense (refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics).

Investar’s President and Chief Executive Officer John D’Angelo said:

“I am extremely pleased with our second quarter results. We experienced strong organic loan growth of 2.6%, or 10.4% annualized. Our credit quality metrics improved as our nonperforming loans decreased by $8.7 million and now represent 0.89% of total loans compared to 1.37% in the first quarter. Our core efficiency ratio also improved in the second quarter as we continue to see the results of our digital transformation and closely monitor operating expenses. In April 2022, we completed the private placement of $20.0 million of subordinated debt, the proceeds of which we used to redeem $18.6 million of our 2017 subordinated notes. Some of the additional proceeds were used to repurchase Investar stock. As always, we remain focused on long-term shareholder value. We repurchased 304,671 shares of our common stock at an average price of $19.85 during the second quarter and increased our quarterly dividend by 6% compared to the first quarter dividend.

Our efficiency efforts continued as we completed the consolidation of two additional branches during the second quarter. We also sold two former branch locations, as well as a tract of land that we held for a potential future branch location. Additionally, the Bank entered into an agreement with First Community Bank in Corpus Christi, Texas for the sale of our south Texas branches, which is expected to close in the first quarter of 2023. We expect that the sale will permit us to focus more on our core markets. Of the Bank’s entire branch network, these two locations are geographically the most distant from our Louisiana headquarters. We believe our south Texas customers will be well-served by First Community Bank following completion of the sale.”

Second Quarter Highlights

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Total loans increased $39.0 million, or 2.1%, to $1.92 billion at June 30, 2022, compared to $1.88 billion at March 31, 2022, and decreased $31.4 million, or 1.6%, compared to $1.95 billion at June 30, 2021. Excluding Paycheck Protection Program (“PPP”) loans, total loans increased $48.7 million, or 2.6% (10.4% annualized), to $1.91 billion at June 30, 2022, compared to $1.86 billion at March 31, 2022, and increased $38.1 million, or 2.0%, compared to $1.87 billion at June 30, 2021.

•	Commercial and industrial loans increased $29.3 million, or 9.3%, to $343.4 million at June 30, 2022 compared to $314.1 million at March 31, 2022, and decreased $26.8 million, or 7.3%, compared to $370.2 million at June 30, 2021. Excluding PPP loans, commercial and industrial loans increased $39.0 million, or 13.0%, to $339.9 million at June 30, 2022 compared to $300.9 million at March 31, 2022 and increased $42.7 million, or 14.4%, compared to $297.2 million at June 30, 2021.

•	Credit quality continues to strengthen with nonperforming loans improving to 0.89% of total loans at June 30, 2022 compared to 1.37% and 1.07% at March 31, 2022 and June 30, 2021, respectively.

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Cost of deposits decreased one basis point to 0.24% for the quarter ended June 30, 2022 compared to 0.25% for the quarter ended March 31, 2022 and decreased 27 basis points compared to 0.51% for the quarter ended June 30, 2021.

•	In April 2022, Investar completed the private placement of $20.0 million in aggregate principal amount of its 5.125% Fixed-to-Floating Subordinated Notes due 2032, and in June 2022, used the majority of the proceeds to redeem $18.6 million of its 6.00% Fixed-to-Floating Rate Subordinated Notes due 2027.

•	Investar terminated multiple interest rate swap agreements during the second quarter of 2022 and recognized $4.7 million in swap termination fees, included in noninterest income for the quarter ended June 30, 2022.

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Efficiency ratio improved to 54.85% for the quarter ended June 30, 2022 compared to 55.74% and 71.14% for the quarters ended March 31, 2022 and June 30, 2021, respectively. Core efficiency ratio improved to 63.21% for the quarter ended June 30, 2022 compared to 64.51% and 69.62% for the quarters ended March 31, 2022 and June 30, 2021, respectively.

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Investar completed the consolidation of two branch locations in its Baton Rouge and Lake Charles market areas in the second quarter of 2022. Investar also sold two former branch locations as well as a tract of land that was being held as a future branch location in the second quarter of 2022.

•	On July 18, 2022, Investar announced that its wholly-owned subsidiary, the Bank, entered into a purchase and assumption agreement to sell certain assets, deposits and other liabilities associated with the Alice, Texas and Victoria, Texas locations to First Community Bank. First Community Bank is expected to acquire approximately $23 million in loans and assume approximately $27 million in deposits in the transaction. The pending sale is expected to close in the first quarter of 2023, subject to customary closing conditions, including regulatory approvals, and is not expected to have a material impact on Investar’s financial results.

•	Investar repurchased 304,671 shares of its common stock through its stock repurchase program at an average price of $19.85 during the quarter ended June 30, 2022, leaving 223,773 shares authorized for repurchase under the current stock repurchase plan.

Loans

Total loans were $1.92 billion at June 30, 2022, an increase of $39.0 million, or 2.1%, compared to March 31, 2022, and a decrease of $31.4 million, or 1.6%, compared to June 30, 2021.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	6/30/2022	3/31/2022	6/30/2021	$	%	$	%	6/30/2022	6/30/2021
Mortgage loans on real estate
Construction and development	$214,543	$201,222	$213,070	$13,321	6.6%	$1,473	0.7%	11.2%	10.9%
1-4 Family	380,028	367,520	375,690	12,508	3.4	4,338	1.2	19.8	19.3
Multifamily	56,491	52,500	60,309	3,991	7.6	(3,818)	(6.3)	3.0	3.1
Farmland	15,676	18,296	22,263	(2,620)	(14.3)	(6,587)	(29.6)	0.8	1.1
Commercial real estate
Owner-occupied	440,714	436,763	438,590	3,951	0.9	2,124	0.5	23.0	22.5
Nonowner-occupied	451,108	471,447	445,125	(20,339)	(4.3)	5,983	1.3	23.5	22.9
Commercial and industrial	343,355	314,093	370,203	29,262	9.3	(26,848)	(7.3)	17.9	19.0
Consumer	14,480	15,603	22,570	(1,123)	(7.2)	(8,090)	(35.8)	0.8	1.2
Total loans	1,916,395	1,877,444	1,947,820	38,951	2.1%	(31,425)	(1.6)%	100%	100%

In the second quarter of 2020, the Bank began participating as a lender in the PPP as established by the CARES Act. The PPP loans are generally 100% guaranteed by the Small Business Administration (“SBA”), have an interest rate of 1%, and are eligible to be forgiven based on certain criteria, with the SBA remitting any applicable forgiveness amount to the lender. At June 30, 2022, the balance of the Bank’s PPP loans, which is included in the commercial and industrial portfolio, was $3.5 million, compared to $13.2 million at March 31, 2022 and $73.0 million at June 30, 2021. At June 30, 2022, approximately 98% of the total balance of PPP loans originated have been forgiven by the SBA or paid off by the customer.

At June 30, 2022, Investar’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $784.1 million, an increase of $33.2 million, or 4.4%, compared to the business lending portfolio of $750.9 million at March 31, 2022, and a decrease of $24.7 million, or 3.1%, compared to the business lending portfolio of $808.8 million at June 30, 2021. The increase in the business lending portfolio compared to March 31, 2022 is primarily driven by increased loan production by our Commercial and Industrial Division, slightly offset by the forgiveness of PPP loans. The decrease in the business lending portfolio compared to June 30, 2021 is driven by the forgiveness of PPP loans.

Nonowner-occupied loans totaled $451.1 million at June 30, 2022, a decrease of $20.3 million, or 4.3%, compared to $471.4 million at March 31, 2022, and an increase of $6.0 million, or 1.3%, compared to $445.1 million at June 30, 2021. The decrease in nonowner-occupied loans compared to March 31, 2022 is mainly attributable to management’s recent strategy to decrease concentration levels of individual borrowing relationships. The increase in nonowner-occupied loans compared to June 30, 2021 is due to organic growth.

Credit Quality

Nonperforming loans were $17.0 million, or 0.89% of total loans, at June 30, 2022, a decrease of $8.7 million compared to $25.7 million, or 1.37% of total loans, at March 31, 2022, and a decrease of $3.9 million compared to $20.9 million, or 1.07% of total loans, at June 30, 2021. The decrease in nonperforming loans compared to March 31, 2022 and June 30, 2021 is mainly attributable to a large paydown on the loan relationship that was impaired as a result of Hurricane Ida in the third quarter of 2021, as well as continued efforts to reduce our exposure to one commercial and industrial oil and gas loan relationship during the quarter ended June 30, 2022. Included in nonperforming loans are acquired loans with a balance of $2.3 million at June 30, 2022, or 13% of nonperforming loans.

The allowance for loan losses was $22.0 million, or 128.9% and 1.15% of nonperforming and total loans, respectively, at June 30, 2022, compared to $21.1 million, or 82.1% and 1.12%, respectively, at March 31, 2022, and $20.4 million, or 97.8% and 1.05%, respectively, at June 30, 2021.

We recorded a provision for loan losses of $0.9 million for the quarter ended June 30, 2022 compared to a negative provision for loan losses of $0.4 million for the quarter ended March 31, 2022 and a provision for loan losses of $0.1 million for the quarter ended June 30, 2021. The increases in the provision for loan losses compared to the quarters ended March 31, 2022 and June 30, 2021, are primarily attributable to the changes in incremental loan growth. The negative provision for loan losses for the quarter ended March 31, 2022 was driven by net recoveries of $0.7 million in the loan portfolio during the period.

Deposits

Total deposits at June 30, 2022 were $2.06 billion, a decrease of $123.3 million, or 5.6%, compared to $2.19 billion at March 31, 2022, and a decrease of $197.5 million, or 8.7%, compared to $2.26 billion at June 30, 2021. The decrease in deposits compared to March 31, 2022 is due to increased consumer spending, as customers drew down on their existing deposit accounts. The decrease in deposits compared to June 30, 2021 is driven by management’s decision to run-off higher yielding time deposits and the elimination of brokered deposits, which the Bank has historically used to satisfy required borrowings under its interest rate swap agreements.

Beginning in 2020, the COVID-19 pandemic created a significant amount of excess liquidity in the market, and, as a result, we experienced large increases in both noninterest and interest-bearing demand deposits, and in money market deposit accounts and savings accounts during 2020 and 2021. These increases were primarily driven by reduced consumer and business spending related to the COVID-19 pandemic and increases in some PPP borrowers’ deposit accounts. As anticipated, these conditions were temporary in nature as the economy has been slowly recovering from the effects of the COVID-19 pandemic.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

								Percentage of
				Linked Quarter Change		Year/Year Change		Total Deposits
	6/30/2022	3/31/2022	6/30/2021	$	%	$	%	6/30/2022	6/30/2021
Noninterest-bearing demand deposits	$615,779	$614,416	$582,109	$1,363	0.2%	$33,670	5.8%	29.8%	25.8%
Interest-bearing demand deposits	647,277	710,914	630,829	(63,637)	(9.0)	16,448	2.6	31.4	27.9
Brokered deposits	—	—	100,117	—	—	(100,117)	(100.0)	—	4.4
Money market deposit accounts	243,795	276,112	243,058	(32,317)	(11.7)	737	0.3	11.8	10.8
Savings accounts	176,760	182,532	174,385	(5,772)	(3.2)	2,375	1.4	8.6	7.7
Time deposits	379,059	402,030	529,668	(22,971)	(5.7)	(150,609)	(28.4)	18.4	23.4
Total deposits	$2,062,670	$2,186,004	$2,260,166	$(123,334)	(5.6)%	$(197,496)	(8.7)%	100.0%	100.0%

Net Interest Income

Net interest income for the second quarter of 2022 totaled $22.0 million, an increase of $0.2 million, or 0.7%, compared to the first quarter of 2022, and an increase of $0.8 million, or 3.8%, compared to the second quarter of 2021. Included in net interest income for the quarters ended June 30, 2022, March 31, 2022 and June 30, 2021 is $0.2 million, $0.2 million, and $0.5 million, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended June 30, 2022, March 31, 2022 and June 30, 2021 are interest recoveries of $36,000, $0.2 million, and $25,000, respectively.

Investar’s net interest margin was 3.70% for the quarter ended June 30, 2022, compared to 3.75% for the quarter ended March 31, 2022 and 3.48% for the quarter ended June 30, 2021. The decrease in net interest margin for the quarter ended June 30, 2022 compared to the quarter ended March 31, 2022 was driven by a 100 basis point increase in the cost of short-term borrowings used to finance loan and investment activity and an increase in the cost and average balance of long-term debt. The increase in net interest margin for the quarter ended June 30, 2022 compared to the quarter ended June 30, 2021 was driven by an increase in the yield and average balances of taxable investment securities and a 27 basis point decrease in the cost of deposits.

The yield on interest-earning assets was 4.09% for the quarter ended June 30, 2022, compared to 4.10% for the quarter ended March 31, 2022 and 4.00% for the quarter ended June 30, 2021. The decrease in the yield on interest-earning assets compared to the quarter ended March 31, 2022 was primarily attributable to lower loan yields, driven by prepayment penalties of $0.6 million which added 12 basis points to the yield on the loan portfolio during the quarter ended March 31, 2022, offset partially by a large increase in the yield earned on investment securities during the quarter ended June 30, 2022. The increase in the yield on interest-earning assets compared to the quarter ended June 30, 2021 was primarily driven by an 81 basis point increase in the yield on taxable investment securities, partially offset by lower loan yields.

Exclusive of PPP loans, which had an average balance of $7.7 million and related interest and fee income of $0.3 million for the quarter ended June 30, 2022, compared to an average balance of $19.5 million and related interest and fee income of $0.4 million for the quarter ended March 31, 2022 and an average balance of $96.0 million and related interest and fee income of $1.2 million for the quarter ended June 30, 2021, adjusted net interest margin was 3.65% for the quarter ended June 30, 2022, compared to an adjusted net interest margin of 3.71% for the quarter ended March 31, 2022 and 3.41% for the quarter ended June 30, 2021. Included in PPP interest and fee income for the quarters ended June 30, 2022, March 31, 2022, and June 30, 2021 is $0.3 million, $0.3 million, and $0.6 million, respectively, of accelerated fee income recognized due to the forgiveness or pay-off of PPP loans. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

Exclusive of the interest income accretion from the acquisition of loans, interest recoveries, accelerated fee income recognized due to the forgiveness or pay-off of PPP loans, and the $0.6 million of prepayment penalty fees recognized during the first quarter of 2022, all discussed above, adjusted net interest margin increased to 3.61% for the quarter ended June 30, 2022, compared to 3.53% for the quarter ended March 31, 2022, and 3.29% for the quarter ended June 30, 2021. The adjusted yield on interest-earning assets was 4.01% for the quarter ended June 30, 2022 compared to 3.88% and 3.82% for the quarters ended March 31, 2022 and June 30, 2021, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

The cost of deposits decreased one basis point to 0.24% for the quarter ended June 30, 2022 compared to 0.25% for the quarter ended March 31, 2022 and decreased 27 basis points compared to 0.51% for the quarter ended June 30, 2021. The decrease in the cost of deposits compared to the quarter ended March 31, 2022 reflects the decrease in rates paid for time deposits. The decrease in the cost of deposits compared to the quarter ended June 30, 2021 reflects the decrease in rates paid for all categories of interest-bearing deposits.

The overall cost of funds for the quarter ended June 30, 2022 increased seven basis points to 0.55% compared to 0.48% for the quarter ended March 31, 2022 and decreased 15 basis points compared to 0.70% for the quarter ended June 30, 2021. The increase in the cost of funds for the quarter ended June 30, 2022 compared to the quarter ended March 31, 2022 resulted from higher average balances and increased cost of borrowings. In April 2022, Investar completed the private placement of $20.0 million in aggregate principal amount of its 5.125% Fixed-to-Floating Subordinated Notes due 2032. In June 2022, Investar used the majority of the proceeds to redeem $18.6 million of its 6.00% Fixed-to-Floating Rate Subordinated Notes due 2027 (the “2027 Notes”), which will prospectively reduce our total quarterly interest expense on long-term debt by $0.2 million when compared to the second quarter of 2022. The Company expects to utilize the remaining proceeds for share repurchases and general corporate purposes.

Noninterest Income

Noninterest income for the second quarter of 2022 totaled $6.4 million, an increase of $0.5 million, or 8.7%, compared to the first quarter of 2022 and an increase of $2.3 million, or 56.2%, compared to the second quarter of 2021. The increase in noninterest income compared to the quarter ended March 31, 2022 was driven by a $1.4 million increase in swap termination fees. This increase was slightly offset by a loss on sale or disposition of fixed assets of $0.5 million for the quarter ended June 30, 2022, resulting from the consolidation of two branch locations, compared to a gain on sale or disposition of fixed assets of $0.4 million for the quarter ended March 31, 2022. The increase in noninterest income compared to the quarter ended June 30, 2021 is mainly attributable to $4.7 million in swap termination fees recorded during the second quarter of 2022, partially offset by a $0.5 million loss on sale or disposition of fixed assets in the same period and $1.7 million in gain on call or sale of investment securities recorded in the second quarter of 2021.

Swap termination fees of $4.7 million and $3.3 million were recorded for the quarters ended June 30, 2022 and March 31, 2022, respectively, when Investar voluntarily terminated a number of its interest rate swap agreements in response to market conditions. Investar had no current or forward starting interest rate swap contracts as of June 30, 2022.

Noninterest Expense

Noninterest expense for the second quarter of 2022 totaled $15.6 million, an increase of $0.1 million, or 0.8%, compared to the first quarter of 2022, and a decrease of $2.4 million, or 13.4%, compared to the second quarter of 2021. The increase in noninterest expense for the quarter ended June 30, 2022 compared to the quarter ended March 31, 2022 was driven by $0.2 million in loss on early extinguishment of subordinated debt resulting from the early redemption of the 2027 Notes, and an increase of $0.1 million in both professional fees and occupancy expense, partially offset by a $0.3 million decrease in data processing. The decrease in noninterest expense for the quarter ended June 30, 2022 compared to the quarter ended June 30, 2021 is primarily a result of $1.6 million in acquisition expenses related to the April 2021 acquisition of Cheaha Financial Group recorded in the second quarter of 2021 and a $0.9 million decrease in salaries and employee benefits. The decrease in salaries and employee benefits compared to the second quarter of 2021 is primarily due to a decrease in full-time equivalent employees as well as two unfavorable health claims recorded in the second quarter of 2021.

Taxes

Investar recorded an income tax expense of $2.5 million for the quarter ended June 30, 2022, which equates to an effective tax rate of 20.7%, compared to effective tax rates of 20.5% and 20.7% for the quarters ended March 31, 2022 and June 30, 2021, respectively.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted earnings per common share of $0.92 for the quarter ended June 30, 2022, compared to basic and diluted earnings per common share of $0.98 and $0.97, respectively, for the quarter ended March 31, 2022, and basic and diluted earnings per common share of $0.54 and $0.53, respectively, for the quarter ended June 30, 2021.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 31 branch locations serving Louisiana, Texas, and Alabama. At June 30, 2022, the Bank had 335 full-time equivalent employees and total assets of $2.6 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of excluding PPP loans, accelerated fee income for PPP loans, interest recoveries, interest income accretion from the acquisition of loans, and prepayment penalty fees. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting Investar’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

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the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements in the United States caused by the ongoing COVID-19 pandemic, including but not limited to potential continued higher inflation and supply and labor constraints, which will depend on several factors, including the scope and duration of the pandemic, its continued influence on the economy and financial markets, the impact on market participants on which we rely, and actions taken by governmental authorities and other third parties in response to the pandemic;

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business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate, including evolving risks to economic activity and our customers posed by the COVID-19 pandemic and government actions taken to address the impact of COVID-19 or contain it, the potential impact of the termination of various pandemic-related government support programs, and the potential impact of legislation under consideration in Congress, which could increase government programs, spending and taxes;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

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changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing, including potential continued increases in interest rates in 2022;

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our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate and grow acquired operations;

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cessation of the one-week and two-month U.S. dollar settings of LIBOR as of December 31, 2021 and announced cessation of the remaining U.S. dollar LIBOR settings after June 30, 2023, and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments and loans;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama;

•	concentration of credit exposure;

•	any deterioration in asset quality and higher loan charge-offs, and the time and effort necessary to resolve problem assets;

•	a reduction in liquidity, including as a result of a reduction in the amount of deposits we hold or other sources of liquidity;

•	ongoing disruptions in the oil and gas industry due to the significant fluctuations in the price of oil and natural gas;

•	data processing system failures and errors;

•	cyberattacks and other security breaches; and

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hurricanes, tropical storms, tropical depressions, floods, winter storms, and other adverse weather events, all of which have affected the Company's market areas from time to time; other natural disasters; oil spills and other man-made disasters; acts of terrorism, an outbreak or intensifying of hostilities including the war in Ukraine or other international or domestic calamities, acts of God and other matters beyond our control.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (the “SEC”).

For further information contact:

Investar Holding Corporation

Chris Hufft

Chief Financial Officer

(225) 227-2215

Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	6/30/2022	3/31/2022	6/30/2021	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$24,328	$23,867	$24,347	1.9%	(0.1)%
Total interest expense	2,350	2,046	3,182	14.9	(26.1)
Net interest income	21,978	21,821	21,165	0.7	3.8
Provision for loan losses	941	(449)	114	309.6	725.4
Total noninterest income	6,378	5,866	4,082	8.7	56.2
Total noninterest expense	15,552	15,433	17,960	0.8	(13.4)
Income before income taxes	11,863	12,703	7,173	(6.6)	65.4
Income tax expense	2,459	2,600	1,485	(5.4)	65.6
Net income	$9,404	$10,103	$5,688	(6.9)	65.3

AVERAGE BALANCE SHEET DATA
Total assets	$2,553,849	$2,560,831	$2,650,050	(0.3)%	(3.6)%
Total interest-earning assets	2,384,385	2,358,312	2,441,368	1.1	(2.3)
Total loans	1,896,574	1,862,775	1,940,513	1.8	(2.3)
Total interest-bearing deposits	1,498,354	1,576,643	1,677,471	(5.0)	(10.7)
Total interest-bearing liabilities	1,698,613	1,712,163	1,817,746	(0.8)	(6.6)
Total deposits	2,109,972	2,163,199	2,236,902	(2.5)	(5.7)
Total stockholders’ equity	229,949	246,309	251,793	(6.6)	(8.7)

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.92	$0.98	$0.54	(6.1)%	70.4%
Diluted earnings per common share	0.92	0.97	0.53	(5.2)	73.6
Core Earnings(1):
Core basic earnings per common share(1)	0.62	0.69	0.53	(10.1)	17.0
Core diluted earnings per common share(1)	0.62	0.68	0.53	(8.8)	17.0
Book value per common share	21.88	22.66	24.08	(3.4)	(9.1)
Tangible book value per common share(1)	17.54	18.41	19.85	(4.7)	(11.6)
Common shares outstanding	10,024,997	10,310,212	10,413,390	(2.8)	(3.7)
Weighted average common shares outstanding - basic	10,149,246	10,335,334	10,414,875	(1.8)	(2.6)
Weighted average common shares outstanding - diluted	10,233,539	10,405,783	10,541,907	(1.7)	(2.9)

PERFORMANCE RATIOS
Return on average assets	1.48%	1.60%	0.86%	(7.5)%	72.1%
Core return on average assets(1)	0.99	1.13	0.84	(12.4)	17.9
Return on average equity	16.40	16.64	9.06	(1.4)	81.0
Core return on average equity(1)	11.04	11.70	8.85	(5.6)	24.7
Net interest margin	3.70	3.75	3.48	(1.3)	6.3
Net interest income to average assets	3.45	3.46	3.20	(0.3)	7.8
Noninterest expense to average assets	2.44	2.44	2.72	—	(10.3)
Efficiency ratio(2)	54.85	55.74	71.14	(1.6)	(22.9)
Core efficiency ratio(1)	63.21	64.51	69.62	(2.0)	(9.2)
Dividend payout ratio	9.78	8.67	14.81	12.8	(34.0)
Net (recoveries) charge-offs to average loans	—	(0.04)	—	(100.0)	—

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	6/30/2022	3/31/2022	6/30/2021	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.79%	1.13%	0.84%	(30.1)%	(6.0)%
Nonperforming loans to total loans	0.89	1.37	1.07	(35.0)	(16.8)
Allowance for loan losses to total loans	1.15	1.12	1.05	2.7	9.5
Allowance for loan losses to nonperforming loans	128.93	82.09	97.83	57.1	31.8

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	8.47%	9.08%	9.38%	(6.7)%	(9.7)%
Tangible equity to tangible assets(1)	6.90	7.51	7.86	(8.1)	(12.2)
Tier 1 leverage ratio	8.57	8.53	8.19	0.5	4.6
Common equity tier 1 capital ratio(2)	9.73	9.76	9.97	(0.3)	(2.4)
Tier 1 capital ratio(2)	10.17	10.21	10.43	(0.4)	(2.5)
Total capital ratio(2)	13.28	13.29	13.55	(0.1)	(2.0)
Investar Bank:
Tier 1 leverage ratio	10.05	10.03	9.49	0.2	5.9
Common equity tier 1 capital ratio(2)	11.94	12.01	12.10	(0.6)	(1.3)
Tier 1 capital ratio(2)	11.94	12.01	12.10	(0.6)	(1.3)
Total capital ratio(2)	12.98	13.04	13.11	(0.5)	(1.0)

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for June 30, 2022.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2022	March 31, 2022	June 30, 2021
ASSETS
Cash and due from banks	$31,598	$45,700	$36,775
Interest-bearing balances due from other banks	18,852	45,775	229,498
Federal funds sold	500	130	500
Cash and cash equivalents	50,950	91,605	266,773

Available for sale securities at fair value (amortized cost of $462,773, $436,759, and $267,706, respectively)	421,285	413,777	269,360
Held to maturity securities at amortized cost (estimated fair value of $9,580, $9,900, and $12,007, respectively)	9,701	9,926	11,812
Loans, net of allowance for loan losses of $21,954, $21,088, and $20,445, respectively	1,894,441	1,856,356	1,927,375
Other equity securities	22,639	17,904	16,725
Bank premises and equipment, net of accumulated depreciation of $20,562, $20,016, and $17,566, respectively	51,296	55,204	62,588
Other real estate owned, net	3,397	3,454	1,490
Accrued interest receivable	10,905	11,168	12,205
Deferred tax asset	11,506	6,600	508
Goodwill and other intangible assets, net	43,580	43,804	43,973
Bank-owned life insurance	56,692	51,366	50,462
Other assets	14,215	11,544	9,636
Total assets	$2,590,607	$2,572,708	$2,672,907

LIABILITIES
Deposits
Noninterest-bearing	$615,779	$614,416	$582,109
Interest-bearing	1,446,891	1,571,588	1,678,057
Total deposits	2,062,670	2,186,004	2,260,166
Advances from Federal Home Loan Bank	239,800	78,500	82,500
Repurchase agreements	147	1,305	6,713
Subordinated debt	44,216	43,012	42,943
Junior subordinated debt	8,452	8,420	8,320
Accrued taxes and other liabilities	15,953	21,810	21,550
Total liabilities	2,371,238	2,339,051	2,422,192

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 10,024,997, 10,310,212, and 10,413,390 shares issued and outstanding, respectively	10,025	10,310	10,413
Surplus	148,230	153,531	155,847
Retained earnings	93,888	85,387	80,867
Accumulated other comprehensive (loss) income	(32,774)	(15,571)	3,588
Total stockholders’ equity	219,369	233,657	250,715
Total liabilities and stockholders’ equity	$2,590,607	$2,572,708	$2,672,907

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	June 30, 2022	March 31, 2022	June 30, 2021
INTEREST INCOME
Interest and fees on loans	$21,765	$21,726	$23,135
Interest on investment securities	2,363	1,955	1,009
Other interest income	200	186	203
Total interest income	24,328	23,867	24,347

INTEREST EXPENSE
Interest on deposits	907	976	2,114
Interest on borrowings	1,443	1,070	1,068
Total interest expense	2,350	2,046	3,182
Net interest income	21,978	21,821	21,165

Provision for loan losses	941	(449)	114
Net interest income after provision for loan losses	21,037	22,270	21,051

NONINTEREST INCOME
Service charges on deposit accounts	804	667	607
Gain on call or sale of investment securities, net	—	6	1,721
(Loss) gain on sale or disposition of fixed assets, net	(461)	373	—
(Loss) gain on sale of other real estate owned, net	(84)	41	(5)
Swap termination fee income	4,733	3,344	—
Gain on sale of loans	4	33	46
Servicing fees and fee income on serviced loans	23	21	65
Interchange fees	535	498	501
Income from bank owned life insurance	326	292	311
Change in the fair value of equity securities	(86)	11	91
Other operating income	584	580	745
Total noninterest income	6,378	5,866	4,082
Income before noninterest expense	27,415	28,136	25,133

NONINTEREST EXPENSE
Depreciation and amortization	1,122	1,155	1,278
Salaries and employee benefits	9,063	9,021	9,916
Occupancy	751	641	676
Data processing	727	1,006	973
Marketing	83	21	71
Professional fees	499	379	378
Loss on early extinguishment of subordinated debt	222	—	—
Acquisition expenses	—	—	1,641
Other operating expenses	3,085	3,210	3,027
Total noninterest expense	15,552	15,433	17,960
Income before income tax expense	11,863	12,703	7,173
Income tax expense	2,459	2,600	1,485
Net income	$9,404	$10,103	$5,688

EARNINGS PER SHARE
Basic earnings per common share	$0.92	$0.98	$0.54
Diluted earnings per common share	0.92	0.97	0.53
Cash dividends declared per common share	0.09	0.085	0.08

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	June 30, 2022			March 31, 2022			June 30, 2021
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,896,574	$21,765	4.60%	$1,862,775	$21,726	4.73%	$1,940,513	$23,135	4.78%
Securities:
Taxable	441,313	2,234	2.03	395,828	1,814	1.86	283,318	860	1.22
Tax-exempt	19,331	129	2.67	22,248	141	2.58	22,061	149	2.71
Interest-bearing balances with banks	27,167	200	2.96	77,461	186	0.97	195,476	203	0.42
Total interest-earning assets	2,384,385	24,328	4.09	2,358,312	23,867	4.10	2,441,368	24,347	4.00
Cash and due from banks	37,232			44,900			40,639
Intangible assets	43,701			43,928			44,727
Other assets	110,185			134,491			143,774
Allowance for loan losses	(21,654)			(20,800)			(20,458)
Total assets	$2,553,849			$2,560,831			$2,650,050

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$927,853	$393	0.17%	$965,574	$339	0.14%	$854,504	$701	0.33%
Brokered deposits	3,956	5	0.52	3,188	2	0.27	97,245	240	0.99
Savings deposits	179,867	21	0.05	180,568	21	0.05	173,553	71	0.16
Time deposits	386,678	488	0.51	427,313	614	0.58	552,169	1,102	0.80
Total interest-bearing deposits	1,498,354	907	0.24	1,576,643	976	0.25	1,677,471	2,114	0.51
Short-term borrowings	51,866	149	1.15	5,616	2	0.15	10,030	5	0.21
Long-term debt	148,393	1,294	3.50	129,904	1,068	3.33	130,245	1,063	3.27
Total interest-bearing liabilities	1,698,613	2,350	0.55	1,712,163	2,046	0.48	1,817,746	3,182	0.70
Noninterest-bearing deposits	611,618			586,556			559,431
Other liabilities	13,669			15,803			21,080
Stockholders’ equity	229,949			246,309			251,793
Total liability and stockholders’ equity	$2,553,849			$2,560,831			$2,650,050
Net interest income/net interest margin		$21,978	3.70%		$21,821	3.75%		$21,165	3.48%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR PPP LOANS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	June 30, 2022			March 31, 2022			June 30, 2021
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$1,896,574	$21,765	4.60%	$1,862,775	$21,726	4.73%	$1,940,513	$23,135	4.78%
Adjustments:
PPP loans	7,741	332	17.26	19,532	432	8.98	96,045	1,237	5.17
Adjusted loans	1,888,833	21,433	4.55	1,843,243	21,294	4.69	1,844,468	21,898	4.76
Securities:
Taxable	441,313	2,234	2.03	395,828	1,814	1.86	283,318	860	1.22
Tax-exempt	19,331	129	2.67	22,248	141	2.58	22,061	149	2.71
Interest-bearing balances with banks	27,167	200	2.96	77,461	186	0.97	195,476	203	0.42
Adjusted interest-earning assets	2,376,644	23,996	4.05	2,338,780	23,435	4.06	2,345,323	23,110	3.95

Total interest-bearing liabilities	1,698,613	2,350	0.55	1,712,163	2,046	0.48	1,817,746	3,182	0.70

Adjusted net interest income/adjusted net interest margin		$21,646	3.65%		$21,389	3.71%		$19,928	3.41%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR ACCELERATED PPP INCOME, INTEREST RECOVERIES, ACCRETION, AND PREPAYMENT PENALTY FEES
(Amounts in thousands)
(Unaudited)

	For the three months ended
	June 30, 2022			March 31, 2022			June 30, 2021
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$1,896,574	$21,765	4.60%	$1,862,775	$21,726	4.73%	$1,940,513	$23,135	4.78%
Adjustments:
Accelerated fee income for forgiven or paid off PPP loans		295			337			556
Interest recoveries		36			203			25
Accretion		159			208			532
Prepayment penalty fees		—			562			—
Adjusted loans	1,896,574	21,275	4.50	1,862,775	20,416	4.44	1,940,513	22,022	4.55
Securities:
Taxable	441,313	2,234	2.03	395,828	1,814	1.86	283,318	860	1.22
Tax-exempt	19,331	129	2.67	22,248	141	2.58	22,061	149	2.71
Interest-bearing balances with banks	27,167	200	2.96	77,461	186	0.97	195,476	203	0.42
Adjusted interest-earning assets	2,384,385	23,838	4.01	2,358,312	22,557	3.88	2,441,368	23,234	3.82

Total interest-bearing liabilities	1,698,613	2,350	0.55	1,712,163	2,046	0.48	1,817,746	3,182	0.70

Adjusted net interest income/adjusted net interest margin		$21,488	3.61%		$20,511	3.53%		$20,052	3.29%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2022	March 31, 2022	June 30, 2021
Tangible common equity
Total stockholders’ equity	$219,369	$233,657	$250,715
Adjustments:
Goodwill	40,088	40,088	39,527
Core deposit intangible	3,392	3,616	4,346
Trademark intangible	100	100	100
Tangible common equity	$175,789	$189,853	$206,742
Tangible assets
Total assets	$2,590,607	$2,572,708	$2,672,907
Adjustments:
Goodwill	40,088	40,088	39,527
Core deposit intangible	3,392	3,616	4,346
Trademark intangible	100	100	100
Tangible assets	$2,547,027	$2,528,904	$2,628,934

Common shares outstanding	10,024,997	10,310,212	10,413,390
Tangible equity to tangible assets	6.90%	7.51%	7.86%
Book value per common share	$21.88	$22.66	$24.08
Tangible book value per common share	17.54	18.41	19.85

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		6/30/2022	3/31/2022	6/30/2021
Net interest income	(a)	$21,978	$21,821	$21,165
Provision for loan losses		941	(449)	114
Net interest income after provision for loan losses		21,037	22,270	21,051

Noninterest income	(b)	6,378	5,866	4,082
Gain on call or sale of investment securities, net		—	(6)	(1,721)
Loss (gain) on sale or disposition of fixed assets, net		461	(373)	—
Loss (gain) on sale of other real estate owned, net		84	(41)	5
Swap termination fee income		(4,733)	(3,344)	—
Change in the fair value of equity securities		86	(11)	(91)
Core noninterest income	(d)	2,276	2,091	2,275

Core earnings before noninterest expense		23,313	24,361	23,326

Total noninterest expense	(c)	15,552	15,433	17,960
Acquisition expense		—	—	(1,641)
Severance		—	(8)	—
Loss on early extinguishment of subordinated debt		(222)	—	—
Core noninterest expense	(f)	15,330	15,425	16,319

Core earnings before income tax expense		7,983	8,936	7,007
Core income tax expense(1)		1,655	1,829	1,450
Core earnings		$6,328	$7,107	$5,557

Core basic earnings per common share		0.62	0.69	0.53

Diluted earnings per common share (GAAP)		$0.92	$0.97	$0.53
Gain on call or sale of investment securities, net		—	—	(0.12)
Loss (gain) on sale or disposition of fixed assets, net		0.03	(0.03)	—
Loss (gain) on sale of other real estate owned, net		0.01	—	—
Swap termination fee income		(0.37)	(0.26)	—
Change in the fair value of equity securities		0.01	—	(0.01)
Acquisition expense		—	—	0.13
Severance		—	—	—
Loss on early extinguishment of subordinated debt		0.02	—	—
Core diluted earnings per common share		$0.62	$0.68	$0.53

Efficiency ratio	(c) / (a+b)	54.85%	55.74%	71.14%
Core efficiency ratio	(f) / (a+d)	63.21	64.51	69.62
Core return on average assets(2)		0.99	1.13	0.84
Core return on average equity(2)		11.04	11.70	8.85
Total average assets		$2,553,849	$2,560,831	$2,650,050
Total average stockholders’ equity		229,949	246,309	251,793

(1) Core income tax expense is calculated using the effective tax rates of 20.7%, 20.5% and 20.7% for the quarters ended June 30, 2022, March 31, 2022 and June 30, 2021, respectively.
(2) Core earnings used in calculation. No adjustments were made to average assets or average equity.